NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 20, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 08, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The business combination between Haymaker Acquisition Corp. 4 and Concrete Partners Holding, LLC (portfolio company of SunTx Capital Partners) became effective on April 8, 2026. Haymaker Acquisition Corp. 4's Units, Class A Common Shares and Warrants were converted into one share of Suncrete, Inc. Class A Common Stock and one-half of one assumed SPAC Warrant, the right to receive one share of Suncrete, Inc. Class A Common Stock, and a warrant to acquire one share of Suncrete, Inc. Class A Common Stock respectively .. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on April 09, 2026.